Exhibit 99.1

FS Bancorp, Inc. and Anchor Bancorp Announce Receipt of Regulatory Approvals for Proposed Merger
Mountlake Terrace and Lacey, WA. September 26, 2018 --  FS Bancorp, Inc. (Nasdaq: FSBW ) the parent company of 1st Security Bank of Washington ("1st Security Bank"), and Anchor Bancorp (Nasdaq: ANCB, "Anchor"), the parent company of Anchor Bank, today jointly announce that the required regulatory approvals have been received from the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation in connection with the proposed merger of Anchor with and into FS Bancorp as well as the merger of Anchor Bank into 1st Security Bank. The Federal Reserve Board also granted FS Bancorp's requested waiver from its application filing requirements.
The completion of the proposed merger remains subject to approval from Anchor shareholders and the satisfaction of other customary closing conditions.  Anchor's special meeting of shareholders is scheduled for November 13, 2018 and a proxy statement/prospectus will be mailed to shareholders on or about October 4, 2018.
"Each meeting we have with Anchor employees further validates the strong cultural fit we anticipated with the merger announcement on July 17, 2018, and we look forward to growing in the communities served by Anchor and FS Bancorp," stated Joe Adams, Chief Executive Officer of FS Bancorp.
Jerry Shaw, Chief Executive Officer of Anchor, said, "We are pleased to move forward toward completion of the merger with FS Bancorp. Our partnership will benefit our shareholders, customers and the communities we serve."
About FS Bancorp, Inc.
FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. 1st Security Bank provides loan and deposit services to predominantly small and middle-market businesses and individuals in western Washington through its bank branches, including the newly opened Silverdale branch in the 2nd quarter of 2018, and seven loan production offices in various suburban communities in the greater Puget Sound area and in the market area of the Tri-Cities, Washington.
About Anchor Bancorp, Inc.
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its nine full-service banking offices within Grays Harbor, Thurston, Lewis, and Pierce counties, and one loan production office located in King County, Washington. For more information, visit the Company's web site www.anchornetbank.com.

Forward Looking Statements
This press release contains forward-looking statements regarding FS Bancorp, Anchor, the proposed merger and the combined company after the close of the transaction that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements involve inherent risks, uncertainties and contingencies, many of which are difficult to predict and are generally beyond the control of FS Bancorp, Anchor and the combined company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by FS Bancorp with the Securities and Exchange Commission (the "SEC"), risks and uncertainties for each institution and the combined institution include, but are not limited to, the following factors: the expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames or at all; conditions to the closing of the merger may not be satisfied; the shareholders of Anchor may fail to approve the consummation of the merger; the integration of the combined company, including personnel changes/retention might not proceed as planned; and the combined company might not perform as well as expected. All forward-looking statements included in this communication are based on information available at the time of the communication. FS Bancorp and Anchor undertake no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect new information, future events or circumstances or otherwise that occur after the date on which such statements were made.
Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.
Additional Information
FS Bancorp, Inc. filed a registration statement on Form S-4 with the SEC in connection with the proposed transaction.  The registration statement includes a proxy statement of Anchor Bancorp that also constitutes a prospectus of FS Bancorp, which is being sent to the shareholders of Anchor.  Anchor shareholders are advised to read the proxy statement/prospectus because it contains important information about FS Bancorp, Anchor and the proposed transaction.  This document and other documents relating to the merger filed by FS Bancorp can be obtained free of charge from the SEC's website at www.sec.gov.  These documents also can be obtained free of charge by accessing 1st Security Bank's website at www.fsbwa.com under the tab "Investor Relations" and then under "SEC Filings."  Alternatively, these documents can be obtained free of charge from FS Bancorp upon written request to FS Bancorp, Inc., Attn: Investor Relations, 6920 220th St SW, Mountlake Terrace, Washington, 98043 or by calling (425) 771-5299 or from Anchor, upon written request to Anchor Bancorp, Attn: Investor Relations, 601 Woodland Square Loop SE, Lacey, WA, 98503 or by calling (360) 491-2250.
Participants In The Solicitation

FS Bancorp, Anchor and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Anchor shareholders in connection with the proposed transaction under the rules of the SEC.  Information about the directors and executive officers of FS Bancorp may be found in the definitive proxy statement of FS Bancorp filed with the SEC by FS Bancorp on March 28, 2018.  This definitive proxy statement can be obtained free of charge from the sources indicated above.  Information about the directors and executive officers of Anchor is included in the proxy statement/prospectus filed with the SEC. Additional information regarding the interests of these participants is also included in the proxy statement/prospectus regarding the proposed transaction.
SOURCE: FS Bancorp, Inc. and Anchor Bancorp
Related Links
www.fsbwa.com
www.anchornetbank.com